EXHIBIT 99.1

Apollo Gold and Linear Gold Complete Cdn$25,000,000 Private Placement and Announce Planned Management Restructuring
A Critical Milestone Towards Creating an Emerging Canadian Mid-Tier Gold Producer

Denver, Colorado; Halifax, Nova Scotia; March 19, 2010 – Apollo Gold Corporation (TSX: APG, NYSE Amex: AGT) (“Apollo”) and Linear Gold Corp. (TSX: LRR) (“Linear”) are pleased to announce the closing of the previously announced private placement (the “Private Placement”) whereby Linear has acquired 62,500,000 common shares of Apollo at a price of Cdn$0.40 per share for gross proceeds of Cdn$25,000,000.  The common shares of Apollo were issued from treasury under the terms of a subscription agreement between Linear and Apollo dated March 9, 2010.

The Private Placement was completed in connection with a proposed business combination (the “Merger”) pursuant to which the businesses of Apollo and Linear will be combined by way of a court approved plan of arrangement under a binding letter of intent (“the Agreement”) to create an emerging Canadian mid-tier gold producer (“New Company”) with over two million ounces of gold reserves.

Apollo and Linear are also announced that upon completion of the Merger a management restructuring will occur pursuant to which Wade Dawe will be appointed as President and Chief Executive Officer of the New Company and David Russell will resign from the position.  Apollo and Linear have also initiated a search for an experienced Chief Operating Officer who will be responsible for all operational aspects of the producing Black Fox Mine and the development and future operation of the Goldfields Project.  Apollo and Linear have also agreed to a modification to the previously announced board structure of the New Company with each of Apollo and Linear now appointing or nominating three directors to the board and mutually agreeing upon a seventh new board member.

Under the terms of the Agreement, Apollo has agreed to acquire all of the outstanding common shares of Linear in exchange for common shares of Apollo at an agreed upon exchange ratio of 5.474 Apollo common shares per Linear common share.  The 62,500,000 common shares of Apollo acquired by Linear from the Private Placement will be cancelled effective as of the date of closing of the Merger.

New Company Highlights

Following completion of the Merger, the New Company will be owned 52.2% by current Apollo shareholders and 47.8% by current Linear shareholders based on current shares issued and outstanding The Merger valued Linear at approximately Cdn$102 million based on the 20-day volume weighted average share price (“VWAP”) on the Toronto Stock Exchange as of March 8, 2010.

Upon completion of the Merger, the New Company will have the following compelling characteristics:

-	A strong production profile with significant development potential;

-	2010 estimated gold production at Apollo’s Black Fox Mine in the Timmins Mining District, Ontario, of approximately 100,000 ounces;

-	Additional expected production of approximately 70,000 ounces of gold per year beginning in 2013 from the Box deposit at Linear’s Goldfields Project in northern Saskatchewan;

-	Total reserves of approximately 2.3 million ounces of gold in Canada;

-	Excellent exploration potential within highly prospective land packages in multiple jurisdictions;

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A strengthened balance sheet with a lower debt burden and improved financial flexibility with cash and cash flows available for continued exploration and development, solidifying the company’s capital structure to support future growth; and

-	A strong management team with complementary experience in exploration, development, operations, and financing.

Wade Dawe, Chief Executive Officer (“CEO”) and President of Linear, who is expected to become President and Chief Executive Officer of the New Company, said, “This private placement by Linear demonstrates our commitment to our shareholders to create a new investment vehicle for gold investors looking for growth in gold production and resources in a safe mining jurisdiction, as well as our recognition of the untapped value of Apollo’s Black Fox Mine’s proposed underground operations and the resource upside potential at their adjacent Grey Fox and Pike River properties. In agreement with our partners at Apollo, approximately US$10 million of the private placement investment will be directed to advancing the underground mine development and aggressively drilling from underground platforms for additions to reserves and resources. We will also continue to advance Linear’s Goldfields Project, which will be an important development and future production asset for the New Company.”

R. David Russell, CEO and President of Apollo, added, “Apollo and Linear are making excellent progress towards closing the Merger to launch our New Company by the end of the second quarter of 2010. This investment in the underground operations allows us to commence the Black Fox underground development project, enhancing our ability to achieve the stated goal of 750 tonnes per day (“tpd”) by the end of 2010, and as importantly, positioning the underground operations for potential future ramp up in production by ensuring sufficient underground development of headings.”

Mr. Russell continued, “We believe that we have significantly reduced the operating risks of our new Black Fox Mine operations with all of our start up capital construction now completed, and our Black Fox Mill has been operating at a steady rate of 2,000 tpd since the beginning of the fourth quarter 2009. In addition, as Wade noted, we believe there is significant upside in resource additions at our Grey Fox and Pike River properties from both surface and underground drilling, which have only been constrained by the amount of exploration investment to date.”

Following the Merger, the New Company will undergo a rebranding which will result in a new company name.

Private Placement – Additional Details

Linear did not own or exercise control over any securities of Apollo prior to the completion of the Private Placement.  Immediately following the completion of the Private Placement, the 62,500,000 common shares of Apollo owned by Linear represented approximately 18.6% of the issued and outstanding Apollo common shares. Linear does not currently have any future intention to acquire ownership of or control over any additional securities of Apollo.  The Private Placement was completed pursuant to the exemptions from the prospectus and registration requirements set out in NI 45-106 and in reliance on an exemption from registration contained in Regulation S of the U.S. Securities Act of 1933, as amended.  The common shares of Apollo issued in the Private Placement are subject to a four-month hold period set out in NI 45-102 and are “restricted securities” under United States federal and state securities law.  In the event the Merger is not completed for any reason, Apollo has agreed to file a registration statement with the United States Securities and Exchange Commission (“SEC”) in respect of the common shares of Apollo issued in the Private Placement and to take all necessary steps in order to have such registration statement declared effective by the SEC as expeditiously as possible so as to register the resale of such shares by Linear in the United States.

In accordance with National Instrument 62-103 (“NI 62-103”), Linear has filed a report describing the Private Placement with applicable securities regulators.

It is anticipated that in connection with the Merger, Linear will be amalgamated with a wholly-owned subsidiary of Apollo.

Contact Information:
For Apollo:
Wendy Yang, Vice President of Investor Relations
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: ir@apollogold.com	Website: www.apollogold.com

For Linear:
Wade K. Dawe, President and CEO
Phone: 902-422-1421	Toll Free: 1-866-785-0456
Emai: info@lineargoldcorp.com	Website: www.lineargoldcorp.com

For further information or a copy of the NI 62-103 report, please contact:

Wade K. Dawe, President and Chief Executive Officer
Linear Gold Corp.
Suite 502, 2000 Barrington Street
Halifax, Nova Scotia
B3J 3K1

About Apollo

Apollo is a growing gold producer that operates the wholly owned Black Fox Mine in Ontario, Canada, which commenced gold production in May 2009. In 2010, Apollo expects to produce approximately 100,000 ounces of gold from its Black Fox Mill at total cash costs between US$500 and US$550 per ounce produced. Apollo is also exploring the adjoining Grey Fox and Pike River properties, all in the Timmins gold district in Ontario, Canada, as well as the Huizopa Joint Venture, (80 percent Apollo and 20 percent Minas De Coronado, S. de R.L. de C.V.), an early stage, gold-silver exploration project, approximately 16 kilometers (10 miles) southwest of Minefinders Dolores gold-silver mine, in the Sierra Madres in Chihuahua, Mexico.

About Linear

Linear Gold Corp is a well financed gold exploration and development company committed to maximizing shareholder value through a strategy of mine development, focused exploration, and effective risk management through selective partnerships and acquisitions. Linear's flagship development property located near Uranium City, Saskatchewan, hosts an economic gold deposit and is now in the development stage to become a 70,000 - 90,000 ounce per year gold producer. Linear also holds an extensive and diverse portfolio of mineral projects in the Dominican Republic and Mexico.

Forward-looking Statements

Certain statements in this presentation relating to the proposed Merger and the companies' exploration activities, project expenditures and business plans are “forward-looking statements” within the meaning of securities legislation.  These statements include statements regarding completion of the Merger, the near and long term value of the Apollo, future production by Apollo or the combined company, future exploration activities and advancement towards feasibility, future valuation multiples and estimates of future cash flows, cash costs, strip ratios, grades, mill capacities, recovery rates, mine life, capital expenditures and future development at Apollo’s and Linear’s properties.  The companies do not intend, and do not assume any obligation, to update these forward-looking statements. These forward-looking statements represent management's best judgment based on current facts and assumptions that management considers reasonable, including that the required approval will be obtained from the shareholders of Apollo or Linear, that all third party regulatory and governmental approvals to the Merger will be obtained and all other conditions to completion of the Merger will be satisfied or waived, that operating and capital plans will not be disrupted by issues such as mechanical failure, unavailability of parts, labour disturbances, interruption in transportation or utilities, or adverse weather conditions, that there are no material unanticipated variations in budgeted costs, that contractors will complete projects according to schedule, and that actual mineralization on properties will not be less than identified mineral reserves. The companies make no representation that reasonable business people in possession of the same information would reach the same conclusions. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the companies to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In particular, fluctuations in the price of gold or in currency markets could prevent the companies from achieving their targets. Other factors are disclosed under the heading “Risk Factors”, “Risks and Uncertainties” and elsewhere in Apollo and Linear documents filed from time to time with the Toronto Stock Exchange, SEDAR and other regulatory authorities, and Apollo documents filed with the NYSE Amex and the SEC.

Additional Information and Where to Find It

In connection with Apollo’s and Linear’s solicitation of proxies with respect to the meeting of shareholders of each of Apollo and Linear to be called with respect to the proposed plan of arrangement, Apollo will file a proxy statement with the SEC and with regulatory authorities in Canada and Linear will file an information circular with regulatory authorities in Canada.  SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/INFORMATION CIRCULAR WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Shareholders will be able to obtain a free-of-charge copy of Apollo’s proxy statement (when available) and other relevant documents filed with the SEC and with regulatory authorities in Canada from the SEC’s website at http://www.sec.gov and from SEDAR at http://www.sedar.com, as applicable.  Shareholders will be able to obtain a free-of-charge copy of Linear’s information circular (when available) and other relevant documents filed with regulatory authorities in Canada on SEDAR at http://www.sedar.com.  Shareholders of Apollo will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Apollo Gold Corporation, 5655 South Yosemite St., Suite 200, Greenwood Village, Colorado 80111-3220 or (720) 886-9656, or from Apollo’s website, www.apollogold.com.  Shareholders of Linear will also be able to obtain a free-of-charge copy of the information circular and other relevant documents (when available) by directing a request by mail or telephone to Linear Gold Corp., Suite 502, 2000 Barrington Street, Halifax, Nova Scotia B3J 3K1 or (902) 422-1421, or from Linear’s website, www.lineargoldcorp.com.

Interests of Participants in the Solicitation of Proxies

Apollo and certain of its directors, executive officers and other members of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its shareholders in connection with the proposed merger.  Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in Apollo’s proxy statements and Annual Reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the plan of arrangement when it becomes available.  Copies of these documents can be obtained, without charge, at the SEC’s internet website at www.sec.gov or by directing a request to Apollo at the address above.